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                                                                       EXHIBIT 5

                            [Tuboscope Letterhead]



                                April 24, 1998



Tuboscope Inc.
2835 Holmes Road
Houston, Texas 77051


                Re:  $100,000,000 Aggregate Principal Amount of
                     7 1/2% Senior Notes due 2008 of Tuboscope Inc.
                     ----------------------------------------------

Ladies and Gentlemen:

          I am Vice President, Secretary and General Counsel of Tuboscope Inc., a Delaware corporation (the "Company"), and have served as counsel to the Company and the Guarantors, as defined below, in connection with the registration of $100,000,000 aggregate principal amount of Series B 7 1/2% Senior Notes due 2008 (the "New Notes") by the Company, together with the guarantees of Tuboscope I/P Inc., Tuboscope Vetco International, Inc., Tuboscope FGS Inc., Fiber Glass Holdings, Inc., Environmental Procedures Inc., Tuboscope Pipeline Services Inc. and Tuboscope (Holding U.S.) Inc. (collectively, the "Guarantors"), on Form S-4 filed with the Securities and Exchange Commission (the "Commission") on April 27, 1998 (the "Registration Statement"). The New Notes will be issued pursuant to an indenture (the "Indenture"), dated as of February 25, 1998, among the Company, the Guarantors and The Bank of New York, as trustee (the "Trustee"). The New Notes will be issued in exchange for the Company's outstanding Series A 7 1/2% Senior Notes due 2008 (the "Old Notes") on the terms set forth in the prospectus contained in the Registration Statement and the Letter of Transmittal filed as an exhibit thereto (the "Exchange Offer").

          For purposes of this opinion, I, or other employees under my supervision, have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as I have deemed necessary or appropriate for purposes of this opinion, except where a statement is qualified as to knowledge or awareness, in which case I have made no
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or limited inquiry as stated below. I have obtained and relied upon such certificates and assurances from public officials as I have deemed necessary.

     I am opining herein as to the effect on the subject transactions only of the internal laws of the State of New York, the internal laws of the State of Texas and the General Corporation Law of the State of Delaware and I express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

     Subject to the foregoing and the other matters set forth herein, it is my opinion that, as of the date hereof:

     1. The New Notes, when duly executed, issued, authenticated and delivered in accordance with the terms of the Exchange Offer and the Indenture, will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

     2. The Guarantees, when duly executed and delivered and when the New Notes are duly executed, issued, authenticated and delivered in accordance with the terms of the Exchange Offer and the Indenture, will be legally valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

     The opinions rendered in paragraphs 1 and 2 above relating to the enforceability of the New Notes and the Guarantees, respectively, will be subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; and
(iii) I express no opinion concerning the enforceability of the waiver of rights or defenses contained in Section 3.08 of the Indenture.

     To the extent that the obligations of the Company and the Guarantors under the Indenture may be dependent upon such matters, I have assumed for purposes of this opinion that (i) the Trustee is validly existing and in good standing under the laws of its jurisdiction of organization; (ii) the Trustee has been duly qualified to engage in the activities contemplated by the Indenture; (iii) the Trustee is in compliance generally, and with respect to acting as Trustee under the Indenture, with all applicable laws and regulations; and (iv) the Trustee has the requisite organizational and other power and authority to perform its obligations under the Indenture.


     I have not been requested to express and, with your knowledge and consent, do not render any opinion as to the applicability to the obligations of the Guarantors under the Indenture, the New Notes or the Guarantees of Section 547 and 548 of the United States Bankruptcy Code or applicable state law (including, without limitation, Article 10 of the New York Debtor & Creditor Law) relating to fraudulent transfers and obligations.
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     I hereby consent to the filing this opinion as an exhibit to the
Registration Statement and to the reference to my name under the heading "Legal Matters" in the prospectus contained therein.

                                  Very truly yours,

                             /s/  James F. Maroney, III
                                  ---------------------------------------------
                                  James F. Maroney, III
                                  Vice President, Secretary and General Counsel